SCHEDULE 14A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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COACHMEN INDUSTRIES, INC.

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RESPONSE TO GAMCO BOARD NOMINATIONS

The Board of Directors urges you NOT to return the BLUE GAMCO proxy card because the GAMCO nominees neither fill needs of the Company, nor meet the requirements and procedures of the Company’s Governance Guidelines:

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GAMCO’s proxy states that “Mario Gabelli, questioned why the Company entered into financing [with HIG] and why the Company did not reach out to certain shareholders to consider other alternatives.” In fact, the Company did reach out to major shareholders specifically for this purpose on numerous occasions, both directly and through an investment banking firm, before entering into the HIG transaction. The Company reached out to Mr. Gabelli who suggested a rights offering, but then refused to back it.  Then it was GAMCO, Mr. Gabelli’s fund, that led the fight to prevent shareholder authorization to issue preferred shares at the 2009 annual meeting as an alternative to the HIG financing, that would have permitted shareholders to avoid dilution of their interests by participating in a preferred stock offering.  GAMCO and Mr. Gabelli not only failed to help in the Company’s fund raising efforts, they obstructed the Company’s ability to avoid dilution of the shareholders.

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The Coachmen Board seeks members who “have an ability to contribute an important aspect to the Company’s business,” with “experiences that would be valuable to the Company in the implementation of its strategies.” While all of the nominees are accomplished businessmen, none of them has any apparent familiarity with our core business, housing, or our secondary business, specialty vehicles. Only one of them adds to a competency that has been identified as a need by the Governance Committee, Mr. Prather, who has extensive experience in media, as the Company is considering a larger effort in advertising. The current Board has more than enough legal talent and the Company sees no need for a “wealth management advisor.”

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The Board seeks members who can “participate meaningfully” with the ability to “devote sufficient time to carrying out their duties and responsibilities effectively,” who “should be committed to serving on the Board for an extended period of time.” All of the nominees have extensive commitments on other Boards, in excess of what is permitted by the Company’s Governance Guidelines (which are similar to those of many other public companies) adopted to insure that Board members have the ability to devote sufficient time to Coachmen’s business. Two of the nominees were recently nominated by GAMCO to serve on another new board in addition to Coachmen.

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GAMCO’s proxy asserts that “Each of [its] Nominees is committed to acting in the best interest of the Company’s stockholders” independent from management.The ability of any of these nominees to serve as a truly independent director considering the interest of all shareholders and stakeholders is highly doubtful. Each of the nominees is so intertwined in multiple relationships with GAMCO and its related companies that one can only conclude they are beholden to, and therefore not independent of, GAMCO. GAMCO has already demonstrated that it is unlikely that its interests will always be consistent with those of the other shareholders. Further, the existing Board is overwhelmingly independent: there is only one member of management on the current Board, and none of the other 8 Board members has ever been part of the Company’s management.

•	Prudence, good business practice and the Governance Guidelines all require that nominees be interviewed by the Governance Committee before being nominated. There has been no opportunity for this.
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GAMCO’s proxy states that it “intended to present a proposal to the Company for inclusion in its proxy…for the 2010 Annual Meeting, requiring the Company's Board of Directors to redeem the common share purchase rights issued pursuant to the Rights Agreement (poison pill agreement).”This issue is irrelevant because this Board allowed that Rights Agreement, created over a decade ago, to expire by its own terms several months ago. It is no longer an issue, if it ever was.

To avoid the expense and distraction of the proxy fight, and to provide the communication channel GAMCO has publicly stated is one of the reasons for nominating this slate, the Chairman of the Board attempted to discuss with GAMCO the alternative of appointing of one of the nominees to the Board, but GAMCO responded that “it is too late for that.” We fail to see why that is the case if communication is the real issue. On the other hand, the reasons given as to why GAMCO has nominated this slate are vague and non-specific. Despite inquiry, the Board does not know what the agenda of these nominees will be. Further, the Board already has the challenge of integrating two new members into the workings of the Board as a result of the HIG financing. If this slate were to be elected, the Board would have five (5) new Board members and only four (4) Board members with any meaningful history with and understanding of the operations of the Company.

The Board urges you to vote “For” the slate that the Board has nominated. The absence of any of these nominees at this juncture in the Company’s history would be a severe blow to the Company and its shareholders:

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Robert Deputy: Mr. Deputy is the second largest individual shareholder of the Company, with long term holdings acquired well above the current market value. It is difficult to imagine anybody more committed or incented to retain shareholder value than one of the largest individual shareholders. In fact, Mr. Deputy loaned the Company $2 million when it was in desperate financial straits last May. Mr. Deputy also has an unparalleled understanding of the environment in which the specialty vehicle business operates in Elkhart County, experience in the housing industry derived both from years of association with All American Homes and as a former Director of Schult Homes Corporation, experience as the Chief Executive Officer of a manufacturing company offering high-end consumer durables, and political contacts within the State of Indiana that are very valuable to the Company.

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Mr. Edwin Miller: Mr. Miller is the Chairman of the Audit Committee. This is not a post that should be interrupted mid-term without transition planning, or in the midst of the challenges of a deep recession. As the former Treasurer of Eli Lilly, headquartered in Indianapolis, and currently the CEO of a private investment firm, Mr. Miller provides extensive finance, accounting, audit and equity market expertise to the Board.

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Mr. Richard Lavers: Mr. Lavers is the only “insider’ and member of management on the Board. As the Company’s CEO with a 13 year history with the Company, there is nobody on the Board that has the depth of understanding of the Company’s operations and challenges as does Mr. Lavers. He led the restructuring of the Company in 2007 that resulted in 2008, one year after taking the helm, in the most profitable first quarter the Company had experienced in 12 years. Mr. Lavers engineered the transition of the Housing Group into major projects, which has allowed the Company to survive the most severe downturn in the single family homes markets in over 70 years. He has continuously reduced the Company’s costs of operations, and, in the midst of the recession, he transformed the Specialty Vehicles Group into a profitable business segment through the joint venture for the ARBOC Mobility bus.